CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF VITACOST.COM, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

The undersigned Stephen Markert, Jr. and Mary L. Marbach, do hereby certify that:

1. The undersigned are the duly elected and acting Interim Chief Financial Officer and General Counsel and Corporate Secretary of Vitacost.com, Inc., a Delaware corporation (the “Corporation”).

2. Pursuant to authority conferred upon the Board of Directors of the Corporation by the certificate of incorporation of the Corporation, on June 13, 2011, the Board of Directors adopted the following resolutions:

RESOLVED:  That none of the authorized shares of Series A Junior Participating Preferred Stock, par value $0.00001 per share, of the Corporation (“Series A Junior Preferred Stock”), are outstanding, and none of the authorized shares of Series A Junior Preferred Stock will be issued subject to that certain Certificate of Designation of Series A Junior Participating Preferred Stock of the Corporation filed with the Secretary of State of the State of Delaware on March 24, 2010 (the “Certificate of Designation”).

RESOLVED FURTHER:  That the Corporation be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designation with respect to the Series A Junior Preferred Stock.

RESOLVED FURTHER:  That Stephen Markert, Jr. (Interim Chief Financial Officer ) and Mary L. Marbach (General Counsel and Corporate Secretary) be, and each hereby is, authorized and directed, for and on behalf of the Corporation and in its name, to execute and file a certificate of elimination relating to the Series A Junior Preferred Stock, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

We further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in this Certificate are true and correct of our own knowledge.

Executed at Boca Raton, Florida on June 20, 2011.

/s/ Stephen Markert, Jr.
Stephen Markert, Jr.
Interim Chief Financial Officer
/s/ Mary L. Marbach
Mary L. Marbach
General Counsel and Corporate Secretary